Mailed to Shareholders
on or about April 25, 1997



                         PROXY STATEMENT

             INFORMATION CONCERNING THE SOLICITATION



     This Proxy Statement is being furnished to the shareholders of Saratoga Bancorp, a California corporation (the "Corporation"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual
Meeting of Shareholders to be held at 12000 Saratoga-Sunnyvale Rd., Saratoga, CA on May 22, 1997 (the "Meeting"). Only shareholders of record on April 11, 1997 (the "Record Date") will be entitled to notice of the Meeting and to vote at the Meeting. At the close of business on the Record Date, the Corporation had outstanding and entitled to be voted 1,036,392 shares of its no par value Common Stock (the "Common Stock").

     Shareholders are entitled to one vote for each share held, except that for the election of directors each shareholder has cumulative voting rights and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder shall be entitled to cumulate votes
 (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the Meeting prior to the voting of the shareholder's intention to cumulate his or her votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Prior to voting, an opportunity will be given for shareholders or their proxies at the Meeting to announce their intention to cumulate their votes. The proxy holders are given, under the terms of the proxy, discretionary authority to cumulate votes on shares for which they hold a proxy.

     Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke that proxy prior to its exercise. The proxy may be revoked prior to the Meeting by delivering to the Secretary of the
Corporation either a written instrument revoking the proxy or a duly executed proxy bearing a later date. The proxy may also be revoked by the shareholder by attending and voting at the Meeting.

     Votes cast by proxy or in person at the Meeting will be counted by the Inspectors of Election for the Meeting.
The Inspectors will treat abstentions and "broker non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules of the stock exchange or other self regulatory organization of which the broker or nominee is a member) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and "broker non-votes" will not be counted as shares voted for purposes of determining the outcome of any matter as may properly come before the Meeting.

     Unless otherwise instructed, each valid proxy returned which is not revoked will be voted in the election of directors "FOR" the nominees of the Board of Directors and "FOR" Proposal No. 2, as described in this Proxy
Statement, and, at the proxy holders' discretion, on such other matters, if any, which may come before the Meeting (including any proposal to postpone or adjourn the Meeting).

     The Corporation will bear the entire cost of preparing, assembling, printing and mailing proxy materials furnished by the Board of Directors to shareholders. Copies of proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Common Stock. In addition to the solicitation of proxies by use of the mail, some of the officers, directors and regular employees of the Corporation and the Corporation's subsidiary, Saratoga National Bank (the "Bank") may (without additional compensation) solicit proxies by telephone or personal interview, the costs of which will be borne by the Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


Security Ownership of Certain Beneficial Owners

     As of April 11, 1997, no individual known to the Corporation owned more than five percent (5%) of the outstanding shares of its Common Stock except as described below.

                Name and Address of  Amount and Nature of   Percent
Title of Class  Beneficial Owner     Beneficial Ownership   of Class(1)

Common Stock,      Richard L. Mount (2)         110,690 (3)      9.95%
No Par Value

Common Stock,      V. Ronald Mancuso (4)        70,448 (5)       6.70%
No Par Value


    (1)   Including stock options exercisable within 60 days of the Record Date.
    (2) The address for Mr. Mount, who is Chairman of the Board, President and Chief Executive Officer of the Corporation, is the address of the Corporation, 12000 Saratoga-Sunnyvale Road, Saratoga, CA 95070.
    (3) Includes 275 shares of Common Stock owned by Branda Mount, a minor daughter, under the Uniform Transfer to Minors Act (UTMA), Richard
          L. Mount, custodian and 76,593 stock options exercisable within 60 days of the Record Date.
    (4) The address for Dr. Mancuso, a member of the Corporation's Board of Directors, is the address of the Corporation, 12000 Saratoga-Sunnyvale Road, Saratoga, CA 95070.
    (5) Includes 1,377 shares of Common Stock owned by Laura Mancuso, his daughter, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians; 1,377 shares of Common Stock owned by Jerome D. Mancuso, his son, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians; 1,377 shares of Common Stock owned by Victor R. Mancuso, Jr., his son, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians and
          15,250 stock options exercisable within 60 days of the Record Date.

Security Ownership of Management

     The following table sets forth information as of April 11, 1997 concerning the equity ownership of directors, nominees, executive officers named in the Summary Compensation Table and directors and executive officers of the Corporation and the Bank as a group. The table also includes information regarding former director Neal A. Cabrinha, who resigned his position in early 1997. Unless otherwise indicated, each director and executive officer listed below possesses sole voting power and sole investment power. All of the shares shown in the following table are owned both of record and beneficially except as indicated in the notes to the table. The Corporation has only one class of shares outstanding, Common Stock. The address for beneficial owners, all of whom are incumbent directors and officers of the Corporation and the Bank, is the address of the Corporation, 12000 Saratoga-Sunnyvale Road, Saratoga, CA 95070. There are no current arrangements known to the Corporation, that may result in a change in control of the Corporation.

                   Name and Address of Amount and Nature of    Percent
Title of Class     Beneficial Owner    Beneficial Ownership    of Class(1)

Common Stock,
No Par Value       Victor E. Aboukhater         42,203 (2)       4.01%

Common Stock,
No Par Value       Neal A. Cabrinha             40,607 (3)       3.86%

Common Stock,
No Par Value       Robert G. Egan               31,698 (4)       3.01%

Common Stock,
No Par Value       William D. Kron              28,057 (5)       2.67%

Common Stock,
No Par Value       Earl L. Lanna                20,563 (6)       1.95%

Common Stock,
No Par Value       John F. Lynch, III           29,473 (7)       2.80%

Common Stock,
No Par Value       V. Ronald Mancuso            70,448 (8)       6.70%

Common Stock,
No Par Value       Richard L. Mount            110,690 (9)       9.95%

Common Stock,
No Par Value       Mary Page Rourke             20,563 (10)      1.95%


All directors and executive
officers of the Corporation
as a group (9 persons)                         394,302 (11)     31.66%

     (1)  Includes stock options exercisable within 60 days of the Record Date.
     (2) Includes 15,250 stock options exercisable within 60 days of the Record Date.
     (3) Includes 13,781 shares of Common Stock owned by an HR-10 Plan, administered by California Pension Administrators and Consultants, Inc. and 15,250 stock options exercisable within 60 days of the Record Date.
     (4) Includes 15,250 stock options exercisable within 60 days of the Record Date.
     (5) Includes 15,250 stock options exercisable within 60 days of the Record Date and 1,377 shares of Common Stock owned by Judi Ann
          Kron, his wife.
     (6) Includes 20,563 stock options exercisable within 60 days of the Record Date.
     (7) Includes 551 shares of Common Stock owned by Joan Lynch, his wife, and 15,250 stock options exercisable within 60 days of the Record Date.
     (8)  Includes 1,377 shares of
          Common Stock owned by Laura Mancuso, his daughter,  under the UTMA,
          V. Ronald or Rosanne Mancuso, Custodians; 1,377 shares of Common
          Stock owned by Jerome D. Mancuso, his son,  under the UTMA, V.
          Ronald or Rosanne Mancuso, Custodians; 1,377 shares of Common Stock owned by Victor R. Mancuso, Jr., his son, under the UTMA, V. Ronald or Rosanne Mancuso, Custodians and 15,250 stock options exercisable within 60 days of the Record Date.
     (9) Includes 275 shares of Common Stock owned by Branda Mount, a minor daughter, under the UTMA, Richard L. Mount, Custodian and 76,593 stock options exercisable within 60 days of the Record Date.
     (10) Includes 20,563 stock options exercisable within 60 days of the Record Date.
     (11) Includes 209,219 stock options exercisable within 60 days of the Record Date.

                             PROPOSAL NO. 1


             ELECTION OF DIRECTORS OF THE CORPORATION

     The number of directors authorized for election at this meeting is six
(6). Management has nominated the six (6) incumbent directors to serve as the Corporation's directors. Each director will hold office until the next Annual Meeting of Shareholders and until his successor is elected and qualified.

     All proxies will be voted for the election of the six (6) nominees listed below (all of whom are incumbent directors) recommended by the Board of Directors unless authority to vote for the election of any directors is withheld. The nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Abstentions and votes cast against nominees have no effect on the election of directors. If any of the nominees should unexpectedly decline or be unable to act as a director, their proxies may be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be become unavailable and has no present intention to nominate persons in addition to or in lieu of those named below.

     The following table sets forth certain information as of the Record Date, April 11, 1997, with respect to those persons nominated by the Board of Directors for election as directors, as well as all executive officers. The Corporation knows of no arrangements, including any pledge by any person of securities of the Corporation, the operation of which may, at a subsequent date, result in a change in control of the Corporation. There are no arrangements or understandings by which any of the executive officers or directors of either the Corporation or the Bank were selected. There is no family relationship between any of the directors or executive officers.

Name                  Age          Position                 Since
Victor E. Aboukhater  54           Director                 1981
Robert G. Egan        56           Director                 1981
William D. Kron       53           Director                 1981
Earl L. Lanna         45           Sr. Vice President and
                                   Sr. Credit Officer       1987
                                   (Bank only)
John F. Lynch, III    55           Director                 1981
V. Ronald Mancuso     58           Director                 1982
Richard L. Mount      52           Chairman of the Board
                                   and President            1982
Mary Page Rourke      40           Treasurer; Sr. Vice
                                   President/Chief
                                   Financial Officer
                                  (Bank only)                1987

The following is a brief account of the business experience during the past five years of each director/nominee and each executive officer listed above.

     Victor E. Aboukhater from 1978 to 1986 was President of Victor Investment Company, Saratoga, California. Since 1986, he has devoted all of his time to the management of his personal investment portfolio of real estate and securities. From 1965 to 1973, Mr. Aboukhater was employed by the Government of Ras Al Khaima, United Arab Emirates. Mr. Aboukhater and his family moved to Saratoga from London, England (where he owned his own export company), in October 1978. Mr. Aboukhater is an American Citizen and a member of the Knights of Malta, and in 1970 was awarded the Medal of Chivalry by the President of Lebanon.

     Robert G. Egan is Managing Broker with Coldwell Banker Real Estate. Until 1985, Mr. Egan owned retail clothing stores. He is the 1984 Citizen of the Year for the City of Saratoga, current Fire Commissioner, President of Saratoga Rotary and is active in many other community organizations and affairs. Mr. Egan has been a resident of Saratoga for over 24 years and is a past President of the Saratoga Chamber of Commerce. Mr. Egan is a graduate of the University of San Francisco, has completed his educational requirements for a Master's Degree in Education and holds a Community College Supervisor and Instructor credential.

     William D. Kron is the founder and Chairman of Saratoga National Bank. He is a principal at Apprise Software, Inc., an international developer and implementer of financial software. He was formerly with IBM Sales & Marketing. A fourth generation Californian, Mr. Kron serves on the Board of Directors of Eastfield Ming Quong, and is a member of the San
Jose Rotary Club and a graduate of the University of California at Berkeley.

     Earl L. Lanna is Senior Vice President and Senior Credit Officer of Saratoga National Bank. Prior to joining the Bank, he was employed by Bank of the West in San Jose, CA as Assistant Vice President from June 1979 to April 1987. Mr. Lanna is immediate past President of the West San Jose Kiwanis. He holds a Bachelor of Science degree in Business Administration from the University of Phoenix.

     John F. Lynch, III (Jack) is Vice President-Operations of Impact Systems, Inc., a manufacturer of industrial computer control systems.
Prior to December, 1982 he was Vice President for Measurex Systems Inc. He has been a resident of Saratoga for 20 years. Mr. Lynch has a degree in Chemical Engineering from the University of Mississippi and an MBA from the Harvard Business School.

     Dr. V. Ronald Mancuso has been in private dental practice in Saratoga since August 1967 and a resident since October 1966. He attended St. Johns
University in New York and received his DDS degree from Seton Hall
College of Medicine and Dentistry in 1963. Past President of the Saratoga Kiwanis Club, he also served as Director of the Saratoga Chamber of Commerce, the Santa Clara County Dental Society and the Academy of General
Dentistry. He is presently a member of the American Dental Association, the Academy of General Dentistry, the California Dental Association, Santa Clara County Dental Society, and the Western Society of Periodontology.

     Richard L. Mount is Chairman of the Board, President and Chief Executive Officer of the Corporation as well as President, Chief Executive Officer and Director of Saratoga National Bank. Previously, Mr. Mount was Chairman of the Board and President of Foothills National Bank in Fort Collins, Colorado, from October 1980 to February 1982. From January to May 1980, Mr. Mount was Executive Vice President of Central Trust Company of Newark, Ohio. He currently serves on the Board of Directors of the Federal Reserve Bank of San Francisco and as Chairman of the Independent Bankers Association of America.
He has previously served as President of the Saratoga Chamber of Commerce and as Chairman of the Saratoga Rotary Art Show and Celebrate! Saratoga. Mr. Mount received his Bachelor of Science degree from Ohio State University in 1967. He is a graduate of the Ohio School of Banking (1971) and the Graduate School of Banking at the University of Wisconsin (1974).

     Mary Page Rourke is Treasurer of the Corporation, and Senior Vice President and Chief Financial Officer of Saratoga National Bank. Before joining the
Bank, Ms. Rourke was Vice President and Cashier of Bank of Los Gatos, N.A.
from May 1984 to July 1987. Ms. Rourke received her Bachelor of Science degree in Development and Resource Economics from the University of California, Davis in 1980. She is a member of the Legislative Task Force of the California Thoroughbred Breeder's Association.


     None of the Corporation's or Bank's Directors is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, whose common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

DIRECTORS


Committees of the Board of Directors

     The Audit Committee, with the guidance of Deloitte & Touche, conducts the Annual Directors audit. Robert G. Egan, Neal A. Cabrinha, William D. Kron and John F. Lynch, III served on this committee, which met once in 1996. The purpose of this committee is to review the internal controls and financial reporting for the Corporation and the Bank, to examine the findings and reports of the outside auditors and bank examiners and to monitor the Bank's overall compliance with the various laws and regulations which govern the banking industry.

     The Compensation Committee, which sets and reviews the compensation of the Bank's Chief Executive Officer and reviews the overall compensation of the Bank's employees, is composed of three non-employee directors.
Victor Aboukhater, Neal A. Cabrinha and V. Ronald Mancuso served on this committee which met once in 1996.

     The Shareholder valuation Committee evaluates various opportunities for corporate growth and share appreciation. The members of this committee are Victor E. Aboukhater, William D. Kron, V. Ronald Mancuso and Richard L. Mount. During 1996, the Committee met ten times.

     The Board of Directors has not established a nominating committee. The entire Board of Directors performs the functions of the nominating committee with responsibility for considering appropriate candidates for election as directors of the Corporation.

     During the last full fiscal year all directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the number of meetings of the committees on which they served.

EXECUTIVE COMPENSATION


Summary Compensation Table

     Set forth below is the summary compensation paid or accrued during the fiscal years ended December 31, 1994, 1995 and 1996 to Richard L. Mount, Earl L. Lanna and Mary Page Rourke, the only executive officers of the Corporation and the Bank.

                   Summary Compensation Table



                Annual Compensation          Long-Term Compensation
                                             AWARDS           PAYOUTS
                                 Other              Securities
Name and                         Annual  Restricted Underlying         All other
Principal                        Compen-    Stock   Options/   LTIP    Compen-
Position Year Salary($) Bonus($) sation($) Award(s) SARS (#) Payouts($)sation($)
                1/        2/       3/        ($)      4/                  5/
Richard L.1996 $153,417 $29,045    -          -        -        -      $23,234
Mount     1995 $150,437 $24,307    -          -        -        -      $25,978
President 1994 $143,962 $ 4,144    -          -     10,000      -      $15,116
& CEO

Earl L.   1996  $72,612 $12,000    -          -        -        -         $500
Lanna     1995  $72,887 $11,000    -          -        -        -         $500
Sr. Vice  1994  $72,524 $ 7,250    -          -      4,000      -         $500
President
& Sr.
Credit
Officer

Mary Page 1996  $60,406 $12,000    -          -        -        -         $500
Rourke    1995  $59,471 $11,000    -          -        -        -         $500
Sr. Vice  1994  $56,116  $7,250    -          -      4,000      -         $500
President
& Chief
Financial
Officer

1/ Amounts shown include cash and non-cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the 401(k) Plan. Amounts deferred during 1994 under the 401(k) Plan were $7,828 for Richard L. Mount, $3,170 for Earl L. Lanna and $3,079 for Mary Page Rourke. Amounts deferred during 1995 under the 401(k) Plan were $9,240 for Richard L. Mount, $4,923 for Earl L. Lanna and $3,520
for Mary Page Rourke.   Amounts deferred during 1996 under the 401(k) Plan
were $9,450 for Richard L. Mount, $4,234 for Earl L. Lanna and $3,600 for
Mary Page Rourke.
2/ Amounts indicated as bonus payments were earned for performance during 1994, 1995 and 1996, but paid in the first quarters of 1995, 1996 and 1997, respectively.
3/ No executive officer received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of each such officer's total annual salary and bonus during 1994, 1995 or 1996.
4/ The Corporation's 1982 Amended Stock Option Plan (the "1982 Plan") expired by its terms on October 26, 1992. Therefore, no options were granted by the Corporation during 1994, 1995 or 1996 under the 1982 Plan. Prior to expiration of the 1982 Plan, options were granted to key, full-time salaried officers and employees of the Corporation and its subsidiary. Options granted under the 1982 Plan were either incentive options or non-statutory options. Options granted under the 1982 Plan become exercisable in accordance with a vesting schedule established at the time of grant. Vesting may not extend beyond ten years from the date of grant. Upon a change in control of the Corporation, all outstanding options under the 1982 Plan will become fully vested and exercisable. Options granted under the 1982 Plan are adjusted to protect against dilution in the event of certain changes in the Corporation's capitalization, including stock splits and stock dividends. The
Corporation's 1994 Stock Option Plan (the "1994 Plan") is substantially similar to the 1982 Plan regarding provisions related to option grants, vesting and dilution. Upon a change in control, options do not become fully vested and exercisable, but may be assumed or equivalent options may be substituted by a successor corporation. All options granted in 1994 under the 1994 Plan to the named executive officers were incentive stock options and have an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. There were no options granted in 1995 or 1996 to any of the named executive officers.
5/ Amounts shown for Richard L. Mount include $12,000 in director fees, $2,616 in term life insurance premiums and $500 in 401K matching contributions in 1994, $12,000 in director fees, $13,478 in term life insurance premiums and $500 in 401(k) matching contributions in 1995 and $18,000 in director fees, $4,734 in term life insurance premiums and $500 in 401(k) matching contributions in 1996.
Amounts shown in 1994, 1995 and 1996 for all other executive officers are 401(k) matching contributions.

Option/SAR Exercises and Year-End Value Table

The following table sets forth certain information concerning unexercised options under the Plan as of April 26, 1997.

Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/SAR Values
                                               Number of      Value of
                                               Securities     Unexercised
                                               Underlying     In-the-Money
                                               Unexercised
                                               Options/SARS   Options/SARS
                                               at Fiscal      at Fiscal
                                               Year-End (#)   Year-End ($)

           Shares Acquired on                  Exercisable/   Exercisable/
Name            Exercise     Value Realized($) Unexercisable  Unexercisable 1/

Richard L. Mount    -                -            76,593/0     $535,770/$0

Earl L. Lanna       -                -         20,563/2,320  $118,676/$12,761

Mary Page Rourke    -                -         20,563/2,320  $119,778/$12,761

1/ At December 31, 1996, the high and low bid prices of the Corporation's common stock were $12.75 and $12.00, respectively. The aggregate value has been determined based upon the bid price of $12.00, minus the exercise price or base price.


         Set forth below are the Long-Term Incentive Plan Awards accrued during the fiscal year ended December 31, 1996 to Richard L. Mount, the only executive officer of the Corporation and the Bank who received awards under a Long-Term Incentive Plan.

     Long-Term Incentive Plans - Awards in Last Fiscal Year



                                                    Estimated Future Payouts
                                              under Non-Stock Price-Based Plans

                                 Performance or
               Number of Shares, Other Period Until
               Units or Other    Maturation or
Name           Rights            Payout       Threshold     Target    Maximum

Richard L. Mount   29,045        Vesting - 5      1/         $0.00      2/
                                    Years
                                 Payout - beginning
                                     2000
1/ Threshold payout amounts are not readily determinable due to the yearly adjustment to reflect Return on Assets (ROA) on the Plan awards prior to the payout beginning in 2000, but could result in no payouts.

2/ Maximum payout amounts are not specifically limited or readily determinable due to the yearly adjustment to reflect Return on Assets (ROA) on the Plan awards prior to the payout beginning in 2000.

Compensation of Directors

         Each member of the Board of Directors was paid a monthly retainer fee of $1,500.00 in 1996. Mr. Neal Cabrinha, Secretary of the Corporation, received an additional $500.00 per month for his services as Secretary. In 1997 each member will receive a monthly retainer fee of $1,500.00.
Dr. V. Ronald Mancuso has been appointed as Secretary and will receive an additional $500.00 per month for his services as Secretary in 1997.


Employment Contracts and Termination of Employment and Change in Control Arrangements

         The Bank and Richard L. Mount, President and Chief Executive Officer of the Bank, entered into an Employment Agreement dated August 30, 1995, effective as of January 1, 1995, which was subsequently amended and restated as of February 22, 1996, for a term of one year from the effective date, subject to annual renewal in the discretion of the Board if Directors, pursuant to which Mr. Mount received during 1995 and will receive during the term of the agreement (i) base salary in the amount of $135,000, subject to annual increase in the discretion of the Board of Directors; (ii) incentive compensation based upon factors including the increase in the Bank's average assets in excess of the median percentage change in assets among certain other California banks of comparable asset size and return on average assets ("ROA") less the median ROA among the same California bank peer group, with payment divided into current incentive award payments following an annual audit of the Bank's financial results and a deferred payment award component;
(iii) reimbursement for all ordinary and necessary expenses incurred in connection with Bank business, including club memberships, entertainment, travel and attendance at seminars and conventions; (iv) an automobile for personal and Bank business use and related insurance coverages during the term of the Agreement; (v) a term life insurance policy in the face amount of $500,000 and group insurance coverages for health (including medical, dental and hospitalization), accident and disability; (vi) customary vacation and disability benefits; (vii) severance equal to six months base salary in the event of termination without cause by the Bank; and (viii) severance payments upon a change in control of the Corporation or the Bank pursuant to a Management Continuity Agreement as described below.

         The Bank and Mr. Mount also entered into a Management Continuity Agreement dated July 9, 1990 with an initial term of three years subject to renewal in the discretion of the Board of Directors of the Bank, which provided for severance benefits to be paid to Mr. Mount in the event of a change in control of the Corporation or the Bank which shall be deemed to have occurred in the event of a change in control of a nature required to be reported in response to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the Securities and Exchange Commission or any stock exchange in which the Corporation shares are listed which requires the reporting of a change in control; or in the event any "person" (as such term is used in the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation or the Bank representing 25% or more of the combined voting power of the Corporation's or the Bank's then outstanding securities; or in any one year, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute a majority of the Board of Directors of the Corporation, unless the election, or the nomination for election by the Corporation's shareholders of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or a majority of the members of the Board of Directors in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Severance benefits pursuant to the Agreement are payable in the event of actual or constructive termination of Mr. Mount other than for cause within a period of one and one-half years following a change in control of the Corporation or the Bank calculated at the rate of 1.5 times Mr. Mount's average annual compensation based upon aggregate compensation paid by the Bank to Mr. Mount includable in gross income for Federal income tax purposes for the five tax years ending immediately prior to any change in control.
Such severance payments are subject to reduction for each month and portion of a month of Mr. Mount's continued employment with the Bank or any successor entity following a change in control up to the expiration of one and one-half years thereafter. In the event Mr. Mount's employment with the Bank or any successor entity continues for the entire one and one-half year period following a change in control, no severance benefit shall be payable pursuant to the Agreement. Mr. Mount may elect to have the severance benefit paid in annual installments over a period not exceeding five years following the date of termination. All severance benefits under the Agreement are in addition to any other accrued or vested benefits Mr. Mount may be entitled to under his employment agreement with the Bank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions with Management and Others

         There have been no transactions, or series of similar transactions, during 1996, or any currently proposed transaction, or series of similar transactions, to which the Corporation or the Bank was or is to be a party, in which the amount involved exceeded or will exceed $60,000 and in which any director (or nominee for director) of the Corporation or the Bank, executive officer of the Corporation or the Bank, any shareholder owning of record or beneficially 5% or more of the Corporation's Common Stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest.

Certain Business Relationships

         During 1996 former Director Neal A. Cabrinha was a member of the law firm of Mallen & Cabrinha, which has performed legal services in the past and although such firm did not perform legal services for the Corporation in 1996, it may perform legal services for the Corporation in 1997.

Indebtedness of Management

         The Corporation, through the Bank, has had, and expects in the future to have banking transactions in the ordinary course of its business with many of the Corporation's directors and officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing for comparable transactions with others. Management believes that in 1996 such transactions comprising loans did not involve more than the normal risk of collectibility or present other unfavorable features. Loans to executive officers of the Corporation and the Bank are subject to limitations as to amount and purposes prescribed in part by the Federal Reserve Act, as amended, and the regulations of the Comptroller of the Currency.


                         PROPOSAL NO. 2

                RATIFICATION AND APPOINTMENT OF

                 INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP served the Corporation as independent public accountants for the 1996 fiscal year. Deloitte & Touche LLP has no interest, financial or otherwise, in the Corporation. The services rendered by Deloitte & Touche LLP during the 1996 fiscal year were audit services, consultation in connection with various accounting matters and preparation of corporation income tax returns. The Board of Directors of the Corporation approved each professional service rendered by Deloitte & Touche LLP during the 1996 fiscal year, and the possible effect of each such service on the independence of that firm was considered by the Board of Directors before such service was rendered.

     Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire.

     The Board of Directors of the Corporation has selected Deloitte & Touche LLP to serve as the independent public accountants for the 1997 fiscal year and recommend that the shareholders vote "FOR" approval to ratify the selection of Deloitte & Touche LLP as the Corporation's independent public accountants for the 1997 fiscal year.


                          ANNUAL REPORT

     The Annual Report of the Corporation containing audited financial statements for the fiscal year ended December 31, 1996 is included in this mailing to shareholders.

                            FORM 10-K

     A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS AVAILABLE TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO V. RONALD MANCUSO, SECRETARY, SARATOGA BANCORP, 12000 SARATOGA-SUNNYVALE ROAD, SARATOGA, CALIFORNIA 95070.


                     SHAREHOLDER'S PROPOSALS
     Next year's Annual Meeting of Shareholders will be held on May 21, 1998. The deadline for shareholders to submit proposals for inclusion in the Proxy Statement and form of Proxy for the 1998 Annual Meeting of Shareholders is December 26, 1997. All proposals should be submitted by Certified Mail - Return Receipt Requested, to Neal A. Cabrinha, Secretary, Saratoga Bancorp, 12000 Saratoga-Sunnyvale Road, Saratoga, California 95070.


                          OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the Meeting, but if such matters are properly presented to the Meeting, proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies. All shares represented by duly executed proxies will be voted at the Meeting in accordance with the terms of such proxies.




                                           SARATOGA BANCORP


Saratoga, California
April 25, 1997

                                           By: V. Ronald Mancuso, Secretary